Exhibit 99.1

True Nature Holding, Inc. Expands Board with Public Equity M&A Exec

Wednesday, May 22, 2019 9:00 AM

ATLANTA, GA / ACCESSWIRE / May 22, 2019 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announced today the appointment of Mr. Douglas Cole to its Board of Directors. Mr. Cole is currently the CEO of American Battery Metals Corporation (ABML), a lithium resource exploration and development company headquartered in Nevada.

Mr. Ron Riewold, Chairman of the Board of Directors for True Nature said "We are pleased to have Doug join our Board and look forward to his assistance. We have plans to grow our public company rapidly, and Doug's experience in the public equities arena can certainly help." When asked about why he considered joining True Nature, Cole responded, "The business strategy put forth by the team at True Nature is persuasive. Their plans to pursue high value technology that features compliance and data security for the user, like that we see in the healthcare field, is right on target. I can think of a number of avenues that would be high value "add-on" business units, both domestically and in the international marketplaces. Let's get started!"

Mr. Cole (Doug), age 63, has served as the Chairman and CEO of American Battery Metals Corporation since August 2017. Doug has been a Partner with Objective Equity LLC since 2005, a boutique investment bank focused on the high technology, data analytics and the mining sector. Doug serves on the Board of Directors of eWellness Healthcare Corporation (OTC: EWLL). Since 1977 Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. Currently, Doug sits on the Board of "People in Motion," a global data analytics company. He also sits on the Board of "Voise," an AI company specializing in linguistics. From 2000 to September 2005, he was the Director of Lair of the Bear, The University of California Alumni Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he founded and operated Great Bear Technology, a global media company, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995, Doug was honored by NEA, a leading venture capital firm, as CEO of the year. In 1997 Doug became CEO of NetAmerica until merging in 1999. Since 1982 he has been very active with the University of California, Berkeley, mentoring early-stage technology companies. He enjoys skiing, hiking, and rugby, and, while terrible, loves golf. Doug has extensive experience in global M&A and strategic partnerships. He obtained his BA from UC Berkeley in 1978.

The Mission of True Nature Holding, Inc.

We see great value in providing the resources for growth to technology companies, especially where regulatory compliance and data security are key features. Much like the healthcare arena, there are many markets that have a specific requirement for compliance and security, and many are overlooked. We believe we can assemble a group of operating companies who will leverage each and others skills, and grow from additional functionality, as well as access to new geographical markets.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data. We see other markets such as financial services, retail transaction management, data analytics as examples of the need for compliance and data security. We believe these are all growth markets.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and the businesses with whom they effect transactions.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

CONTACT

Phone number: 1-844-383-8689

Web: https://truenatureholding.com/contact/

SOURCE: True Nature Holding, Inc.